40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:30 p.m. (ET) on October 28, 2009
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
Third Quarter 2009 Earnings

Branchville, NJ – October 28, 2009 - Selective Insurance Group, Inc. (NASDAQ: SIGI), today reported its financial results for the third quarter ended September 30, 2009.  Net income for the quarter was $0.24 per diluted share and operating income1 for the quarter was $0.44 per diluted share.  Book value was up 4% for the quarter to $18.58 per share.  Net investment income, after tax, was $28.4 million, compared to $28.5 million a year ago.

“I am pleased with our third quarter results given the difficult economy and competitive marketplace.  The recovery in the financial markets has led to a gain in our alternative investments this quarter,” said Selective Chairman, President and CEO Gregory E. Murphy.  “We are seeing improvement in our personal lines and continue to drive Commercial Lines renewal pure price increases, which were up 1.5% for the quarter; a strong increase over the second quarter result of 0.6%.  Our statutory combined ratio remains strong at 99.8% due in part to very profitable property results coupled with favorable casualty loss development of approximately $8 million.”

Selective’s third quarter 2009 highlights, compared to third quarter 2008:
•	Net income was up 45% to $13.0 million, or $0.24 per diluted share, compared to $9.0 million, or $0.17 per diluted share;
•
Net realized losses on investments were $3.2 million, after tax, or $0.06 per diluted share, including non-cash other–than-temporary impairments of $2.8 million, after tax, compared to a loss of $14.7 million, or $0.28 per diluted share, including non-cash other-than-temporary impairments of $22.7 million, after tax;

•	Operating income[1] increased 4% to $23.8 million, or $0.44 per diluted share, compared to $22.9 million, or $0.44 per diluted share;
•	Combined ratio: GAAP: 100.0% vs. 100.3%; Statutory: 99.8% vs. 97.6%;
•	Total net premiums written (NPW) were down 6% to $376.7 million;
o	Commercial lines NPW were down 9% to $314.4 million;
o	Personal lines NPW were up 11% to $62.3 million;

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•	Catastrophe losses were $1.3 million, after tax, vs. $8.3 million, after tax; and
•	Net investment income, after tax, decreased 1% to $28.4 million.

Selective also announced that it has entered into an agreement to sell Selective HR Solutions, Inc. which comprises the HR Outsourcing segment, for approximately $13 million to AlphaStaff Group, Inc., a Florida-based human resources outsourcing company.  The transaction is subject to Florida regulatory approval and is expected to close on or around January 1, 2010.  In connection with the discontinued operation, a goodwill impairment charge of $7.9 million, after tax, was recorded.

“While we strongly believe HR outsourcing services are a natural complement to our distribution force and business model, we felt it made sense at this time to find a quality partner who could focus on those efforts, while we devote all our resources to profitable organic growth in our 22-state footprint of insurance operations,” said Murphy.  “We built a strong foundation for Selective HR, and Selective will continue to support AlphaStaff’s business growth through our agency plant as part of the agreement.  Our mutual commitment to the independent insurance agency and their growth strategy fit well together.”

Selective’s alternative investment portfolio experienced a gain during the third quarter of 2009 of approximately $1.7 million, after tax, compared to a gain of $2.1 million, after tax, during the same period in 2008.  Results for these investments are generally received on a one quarter lag.

For the nine months ended September 30, 2009, compared to the first nine months of 2008:
•	Net income was $15.8 million, or $0.30 per diluted share, compared to net income of $58.1 million, or $1.09 per diluted share;
•
Net realized losses on investments were $26.2 million, after tax, or $0.49 per diluted share, including non-cash other-than-temporary impairments of $28.5 million, after tax, compared to a loss of $12.4 million, or $0.23 per diluted share, including non-cash other-than-temporary impairments of $29.0 million, after tax;

•	Operating income was $49.2 million, or $0.92 per diluted share compared to operating income of $68.7 million, or $1.29 per diluted share;
•	GAAP combined ratio: 99.7% vs. 99.9%; Statutory combined ratio: 99.6% vs. 98.2%;
•	Total NPW were down 6% to $1.1 billion for the nine months ended September 30, 2009;
o	Commercial lines NPW were down 7% to $946.5 million;
o	Personal lines NPW were up 6% to $171.3 million; and
•	Catastrophe losses were $5.5 million, after-tax, compared to $20.1 million, after-tax.

Balance Sheet and Guidance
At September 30, 2009, Selective’s assets reached $5.2 billion, including $3.8 billion in the company’s investment portfolio.

The company’s Board declared a $0.13 per share quarterly cash dividend on Selective’s common stock, payable December 1, 2009 to stockholders of record as of November 13, 2009.

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Guidance for the year is being positively revised based on better than expected results year to date to a GAAP and statutory combined ratio of approximately 101%.  This includes assumptions of catastrophe losses of approximately one point for the fourth quarter and no reserve development, favorable or unfavorable.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors’ page of Selective’s public website at www.selective.com.  Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on October 29, 2009 at www.selective.com. The webcast will be available for rebroadcast until the close of business on November 30, 2009.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program.  Other subsidiaries of the company provide human resource administration outsourcing. Selective maintains a website at www.selective.com.

Forward-Looking Statements

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA").  The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology.  These statements are only predictions, and we can give no assurance that such expectations will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
•	difficult conditions in global capital markets and the economy;
•	continued deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;

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•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time-to-time.  We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

1Operating income differs from net income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

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Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures

(in thousands, except per share data)
3 months ended September 30:	2009	2008
Net premiums written	$376,718	402,739
Net premiums earned	355,906	374,708
Net investment income earned	36,585	36,134
Net realized losses	(4,983)	(22,577)
Total revenues	390,175	389,211

Operating income	23,845	22,916
Net realized losses, net of tax	(3,239)	(14,676)
(Loss) income from discontinued operations, net of tax	(7,599)	752
Net income	$13,007	8,992

Statutory combined ratio	99.8%	97.6%
GAAP combined ratio	100.0%	100.3%

Operating income per diluted share	$0.44	0.44
Net income per diluted share	0.24	0.17
Weighted average diluted shares	53,548	52,994
Book value per share	$18.58	18.53

9 months ended September 30:	2009	2008
Net premiums written	$1,117,764	1,184,087
Net premiums earned	1,078,090	1,135,349
Net investment income earned	78,670	112,515
Net realized losses	(40,302)	(19,139)
Total revenues	1,124,216	1,232,995

Operating income	49,211	68,721
Net realized losses, net of tax	(26,197)	(12,441)
(Loss) income from discontinued operations, net of tax	(7,196)	1,866
Net income	$15,818	58,146

Statutory combined ratio	99.6%	98.2%
GAAP combined ratio	99.7%	99.9%

Operating income per diluted share	$0.92	1.29
Net income per diluted share	0.30	1.09
Weighted average diluted shares	53,312	53,397
Book value per share	$18.58	18.53

*All amounts included in this release exclude inter-company transactions.
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